NEWS RELEASE

Coeur Reports Second Quarter 2026 Results
Record results driven by the first full quarter with New Afton and Rainy River; cash more than doubles since year-end to $1.1 billion; initiated enhanced capital return program; 2026 guidance updated to reflect lower prices and adjustments to New Afton and Rainy River

Chicago, Illinois - August 5, 2026 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE, TSX: CDE) today reported record second quarter 2026 financial results, including record revenue of $1.1 billion and cash flow from operating activities of $513 million. The Company reported quarterly GAAP net income of $122 million, or $0.12 per share. On an adjusted basis1, Coeur reported record quarterly adjusted EBITDA1 of $478 million, record cash flow from operating activities before changes in working capital of $513 million and net income of $123 million, or $0.12 per share. Financial results in the quarter, including adjusted EBITDA1 and net income, were affected by a non-cash impact of $140 million, or $(0.10) per share, due to purchase price allocation accounting for Rainy River’s stockpile inventory.

Key Highlights
•Record financial results despite lower realized prices – Record revenue of $1.1 billion increased 27% quarter over quarter and 126% year over year, record adjusted EBITDA1 of $478 million was slightly higher quarter over quarter and increased 124% year over year, and free cash flow1 of $388 million increased 45% quarter over quarter and 165% year over year. Average realized gold and silver prices declined 6% and 14% quarter over quarter, respectively, to $4,140 per gold ounce and $71.18 per silver ounce. Average realized prices in June were the lowest of the year at $3,823 per gold ounce and $62.84 per silver ounce. Silver contributed 30% of the Company’s revenue in the quarter
•Solid production balanced across portfolio, including record gold output – Quarterly gold production reached a record 163,490 ounces, representing a 51% increase year over year and 69% increase quarter over quarter, reflecting the first full quarter of contributions from the recently-acquired New Afton and Rainy River operations and a near doubling of Wharf’s gold production from the prior quarter. Quarterly silver production of 4.4 million ounces was flat quarter over quarter and down 7% year over year, partially driven by lower silver grades at Rochester and Palmarejo and offset by record crusher performance at Rochester
•Growing liquidity and robust capital returns – Coeur’s $1.1 billion quarter-end cash balance was nearly ten times higher than the prior-year quarter-end and double the year-end 2025 cash balance. Since the commencement of the enhanced capital return program in mid-May, Coeur has repurchased $121 million of common stock, or 6.7 million shares, through July 31, and issued payment of an inaugural $0.02 per share semi-annual dividend in June. The Company also eliminated $39 million of capital leases in the quarter
•Record expected full-year production and financial results; adjustments to partial-year guidance ranges at new Canadian operations – Based on the mid-point of refined 2026 guidance ranges and updated metals price assumptions, the Company now expects to produce approximately 690,000 ounces of gold, 20 million ounces of silver, and 45 million pounds of copper and generate record full-year adjusted EBITDA1 of $2.3 billion and free cash flow1 of $1.5 billion. Coeur’s five legacy operations remain on track to achieve their prior stated full-year guidance while partial-year guidance updates at the two new Canadian operations reflect slightly slower than previously assumed ramp-up rates at New Afton’s C-Zone and Rainy River’s underground operations in 2026

“Record second quarter results reflected the growing momentum from the platform of North American precious metals assets we’ve built through a combination of disciplined investments in organic growth and two well-timed acquisitions,” said Mitchell J. Krebs, Chairman, President and Chief Executive Officer. “Results were largely driven by the first full quarter of contribution from the newly acquired, lower-cost New Afton and Rainy River operations along with steady performance from our five other North American assets despite lower grades at three of our legacy operations. Most notably, Rochester achieved a 15% quarter-over-quarter increase in tonnes crushed to a quarterly record of 6.8 million tonnes, and Wharf nearly doubled its production. The second quarter also marked the launch of our enhanced capital return policy with $121 million of share repurchases made through the end of July and an inaugural dividend paid in June, all while significantly bolstering our cash levels to over $1.0 billion at quarter-end.

“Integration efforts since our acquisition of New Gold closed in late March have continued to progress according to plan. After operating Rainy River and New Afton for a full quarter, we are refining our partial-year 2026 guidance ranges at both new Canadian operations to reflect more achievable ramp-up timetables for underground mining activities at Rainy River and the development of the new C-Zone at New Afton this year. Full-year production and cost guidance ranges remain unchanged at all five of our legacy operations.

“As we look to the second half of our back-weighted year, we expect sharp increases in our production levels and free cash flow to drive record full-year 2026 results despite lower assumed metals prices relative to the first half of the year. Compared to 2025, we anticipate delivering strong double-digit gold and silver production increases and generating approximately $2.3 billion of adjusted EBITDA1 (compared to $1.0 billion in 2025) and $1.5 billion of free cash flow1 (compared to $666 million in 2025) with a year-end cash balance approaching $2.0 billion.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced and sold, and per-ounce/pound metrics)	2Q 2026	1Q 2026	4Q 2025	3Q 2025	2Q 2025
Gold Sales	$695.0	$475.2	$424.8	$360.5	$323.1
Silver Sales	$321.6	$362.2	$250.1	$194.1	$157.5
Copper Sales	$69.0	$18.8	$—	$—	$—
Consolidated Revenue	$1,085.6	$856.2	$674.7	$554.6	$480.7
Costs Applicable to Sales[2]	$549.7	$330.0	$215.9	$248.7	$229.5
General and Administrative Expenses	$22.7	$21.7	$15.2	$14.8	$13.3
Net Income	$121.9	$246.8	$215.0	$266.8	$70.7
Net Income Per Share	$0.12	$0.35	$0.33	$0.41	$0.11
Adjusted Net Income[1]	$122.6	$253.5	$227.3	$122.7	$102.9
Adjusted Net Income[1] Per Share	$0.12	$0.36	$0.35	$0.19	$0.16
Weighted Average Shares Outstanding	1,034.4	698.7	645.9	644.9	643.1
EBITDA[1]	$482.1	$455.0	$407.2	$249.1	$203.0
Adjusted EBITDA[1]	$478.3	$474.9	$424.5	$265.6	$213.8
Cash Flow from Operating Activities	$513.2	$340.8	$374.6	$237.7	$207.0
Capital Expenditures	$125.7	$74.1	$61.4	$49.0	$60.8
Free Cash Flow[1]	$387.5	$266.8	$313.2	$188.7	$146.2
Cash Income and Mining Taxes	$106.2	$132.2	$41.2	$36.4	$38.2
Cash, Equivalents & Short-Term Investments	$1,052.3	$843.2	$553.6	$266.3	$111.6
Total Debt[3]	$705.3	$761.4	$340.5	$363.5	$380.7
Average Realized Price Per Ounce – Gold	$4,140	$4,383	$3,818	$3,148	$3,021
Average Realized Price Per Ounce – Silver	$71.18	$82.85	$54.30	$38.93	$33.72
Average Realized Price Per Pound – Copper	$6.11	$5.55	$—	$—	$—
Gold Ounces Produced	163,490	96,457	112,429	111,364	108,487
Silver Ounces Produced	4.4	4.4	4.7	4.8	4.7
Copper Pounds Produced	11.4	1.3	—	—	—
Gold Ounces Sold	167,877	108,420	111,273	114,495	106,948
Silver Ounces Sold	4.5	4.4	4.6	5.0	4.7
Copper Pounds Sold	11.3	3.4	—	—	—
Adjusted CAS per AuOz[1]	$2,442	$2,032	$1,207	$1,355	$1,405
Adjusted CAS per AgOz[1]	$22.99	$20.01	$17.29	$18.45	$16.48
Adjusted CAS per CuLb[1]	$2.33	$5.36	$—	$—	$—

Financial Results
Second quarter 2026 revenue totaled $1.1 billion compared to $856 million in the prior period and $481 million in the second quarter of 2025. The Company produced 163,490 ounces of gold, 4.4 million ounces of silver and 11.4 million pounds of copper during the quarter. Metal sales for the quarter totaled 167,877 ounces of gold, 4.5 million ounces of silver and 11.3 million pounds of copper. Average realized gold, silver and copper prices for the quarter were $4,140 per ounce of gold, $71.18 per ounce of silver and $6.11 per pound of copper compared to $4,383 per ounce of gold, $82.85 per ounce of silver and $5.55 per pound of copper in the prior period and $3,021 and $33.72 per ounce of gold and silver in the second quarter of 2025.

Gold, silver and copper sales represented 64%, 30% and 6% of quarterly revenue, respectively. The Company’s U.S. and Canadian operations accounted for approximately 68% of second quarter revenue.
Adjusted costs applicable to sales per ounce1 of gold and silver were $2,442 and $22.99, respectively, compared to $2,032 and $20.01 in the prior period. Adjusted CAS1 per gold ounce includes the non-cash impact of the $140 million related to purchase price allocation ascribed to inventory, which added $834 per ounce to the gold CAS1. General and administrative expenses increased 5% quarter-over-quarter to $23 million, due primarily to the inclusion of personnel costs associated with the acquired New Gold operations.
Coeur invested approximately $44 million ($34 million expensed and $10 million capitalized) in exploration during the quarter compared to approximately $32 million ($26 million expensed and $6 million capitalized) in the prior period. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.
The Company recorded income tax expense of approximately $93 million during the second quarter. Cash income and mining taxes paid during the period totaled approximately $106 million, primarily reflecting income and mining tax payments in Mexico and the United States.
Quarterly operating cash flow increased to $513 million from $341 million in the prior period, primarily due to a full quarter of contributions from New Afton and Rainy River, partially offset by lower realized metal prices. Changes in working capital remained flat quarter over quarter.
Second quarter capital expenditures were $126 million compared to $74 million in the prior period. Sustaining and development capital expenditures accounted for approximately $105 million and $21 million, or 83% and 17%, respectively, of Coeur’s total capital investment during the quarter and included approximately $26 million of capitalized stripping costs at Rainy River.

Operations
Second quarter 2026 highlights for each of the Company’s operations are provided below.
New Afton, Canada

(Dollars in millions, except per ounce and per pound amounts)	2Q 2026	1Q 2026[4]	4Q 2025	3Q 2025	2Q 2025
Tonnes milled	1,101,408	134,385	—	—	—
Average gold grade (grams/tonne)	0.48	0.44	—	—	—
Average copper grade (%)	0.54	0.48	—	—	—
Average recovery rate – Au	85.1%	87.4%	—%	—%	—%
Average recovery rate – Cu	90.6%	94.8%	—%	—%	—%
Gold ounces produced	14,059	1,605	—	—	—
Silver ounces produced (000’s)	29	4	—	—	—
Copper pounds produced (000’s)	11,377	1,322	—	—	—
Gold ounces sold	13,832	3,906	—	—	—
Silver ounces sold (000’s)	29	9	—	—	—
Copper pounds sold (000’s)	11,287	3,385	—	—	—
Average realized price per gold ounce	$4,522	$4,733	$—	$—	$—
Average realized price per copper pound	$6.11	$5.55	$—	$—	$—
Metal sales	$133.3	$37.8	$—	$—	$—
Costs applicable to sales[2]	$52.7	$36.2	$—	$—	$—
Adjusted CAS per AuOz[1,5]	$1,766	$4,488	$—	$—	$—
Adjusted CAS per CuLb[1,5]	$2.33	$5.36	$—	$—	$—
Exploration expense	$5.1	$0.3	$—	$—	$—
Cash flow from operating activities	$62.4	$24.6	$—	$—	$—
Sustaining capital expenditures (excludes capital lease payments)	$11.8	$—	$—	$—	$—
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$11.8	$—	$—	$—	$—
Free cash flow[1]	$50.6	$24.6	$—	$—	$—
Operational
•Gold and copper production in the second quarter totaled 14,059 ounces and 11.4 million pounds, respectively, compared to 1,605 gold ounces and 1.3 million pounds in the prior period, which reflected eleven days of production following the closing of the New Gold transaction on March 20, 2026
•Production was affected by lower than planned mining rates as a result of the continued ramp-up of C-Zone cave growth during the quarter after completion of construction activities in April
•Mining rates averaged approximately 12,000 tonnes per day during the quarter, further increasing to approximately 14,000 tonnes per day in the final week of July. Mining rates are expected to increase to 16,000 tonnes per day from the C-Zone beginning early in the fourth quarter of 2026
Financial
•Copper and gold accounted for approximately 52% and 48% of revenue during the quarter, respectively
•Second quarter adjusted CAS1 for copper and gold on a by-product basis totaled $2.33 and $1,766 per pound and ounce, respectively
•Free cash flow1 in the second quarter totaled $51 million

Exploration
•Key exploration goals for 2026 include infill drilling of inferred resources in the K-Zone resource cave shape, expansion of the overall measured, indicated and inferred resources in the K-Zone and testing the Southern Picrite trend
•Exploration investment in the second quarter totaled approximately $5 million (substantially all expensed) and focused primarily on expanding the K-Zone to the southeast and west, while also advancing the scout drilling of a new target area, the Southern Picrite trend. The footprint of the K-Zone has been extended by more than 300 meters since the acquisition, while scout drilling has intersected porphyry-style mineralization
Guidance
•The Company has revised New Afton’s 2026 production and cost guidance ranges to reflect a slightly slower assumed ramp-up of C-Zone mining rates
•Prorated production reflecting nine months of contributions is expected to be 50,000 - 60,000 ounces of gold (previously 60,000 - 80,000 ounces), 40 - 50 million pounds of copper (previously 50 - 65 million pounds), and 100,000 - 180,000 ounces of silver (previously 130,000 - 180,000 ounces)
•Prorated adjusted CAS1 reflecting nine months of results are expected to be $1,300 - $1,600 per gold ounce (previously $1,000 - $1,200 per ounce) and $2.00 - $2.30 per pound of copper (previously $1.20 - $1.35 per pound), which reflects lower expected production levels and includes $175 per ounce of gold and $0.24 per pound of copper of non-cash impacts relating to the purchase price allocation ascribed to short-term inventory
•Prorated capital expenditures reflecting nine months of ownership are expected to be $51 - $61 million, which are unchanged from the previous guidance range
•Prorated exploration investment reflecting nine months of activity is expected to be $19 - $23 million ($17 - $19 million expensed and $2 - $4 million capitalized), which is unchanged from the previous guidance range

Rainy River, Canada

(Dollars in millions, except per ounce amounts)	2Q 2026	1Q 2026[4]	4Q 2025	3Q 2025	2Q 2025
Tonnes milled	2,396,866	225,632	—	—	—
Average gold grade (grams/tonne)	0.90	0.87	—	—	—
Average recovery rate – Au	92.5%	90.1%	—%	—%	—%
Gold ounces produced	64,042	12,494	—	—	—
Silver ounces produced (000’s)	127	19	—	—	—
Gold ounces sold	69,050	21,407	—	—	—
Silver ounces sold (000’s)	190	32	—	—	—
Average realized price per gold ounce	$4,266	$4,401	$—	$—	$—
Metal sales	$304.8	$96.4	$—	$—	$—
Costs applicable to sales[2]	$271.7	$92.4	$—	$—	$—
Adjusted CAS per AuOz[1,6]	$3,788	$4,215	$—	$—	$—
Exploration expense	$4.8	$0.4	$—	$—	$—
Cash flow from operating activities	$180.2	$90.0	$—	$—	$—
Sustaining capital expenditures (excludes capital lease payments)	$57.1	$6.4	$—	$—	$—
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$57.1	$6.4	$—	$—	$—
Free cash flow[1]	$123.1	$83.6	$—	$—	$—
Operational
•Gold production in the second quarter totaled 64,042 ounces compared to 12,494 gold ounces in the prior period, which reflected eleven days of production following the closing of the New Gold transaction on March 20, 2026
•Production was driven by strong mining rates in the open pit, as Phase 4 approaches expected completion at the end of 2026. Stripping and mining of Phase 5 of the open pit is progressing ahead of schedule
•Underground production rates averaged approximately 2,300 tonnes per day during the quarter, which were below plan due to short-term execution challenges by the underground mining contractor. Underground production rates increased approximately 40% during July to approximately 3,300 tonnes per day and are expected to ramp up to 5,000 tonnes per day by year-end
Financial
•Second quarter adjusted CAS1 for gold on a by-product basis totaled $3,788 per ounce. CAS1 per gold ounce includes the non-cash impact of the $141 million of purchase price allocation ascribed to inventory, which added $2,036 per ounce to the gold CAS1
•Free cash flow1 in the second quarter totaled $123 million
Exploration
•Exploration in 2026 is focused on supporting the transition to underground mining by continuing to extend known shoots down-plunge, assess near-mine opportunities for additional open pit resources and explore new targets to further build the resource pipeline
•Exploration investment in the second quarter totaled approximately $5 million (substantially all expensed) and was focused on drilling to test continuity between the Northwest Trend and Phase 5 open pits, continuation of the underground resource expansion program, and commencement of regional programs

Guidance
•The Company has revised Rainy River’s 2026 production and cost guidance to reflect a slower assumed ramp-up in underground production rates
•Prorated production reflecting nine months of contributions is expected to be 190,000 - 230,000 ounces of gold (previously 230,000 - 275,000 ounces) and 380,000 - 450,000 ounces of silver (previously 350,000 - 450,000 ounces)
•Prorated adjusted CAS1 reflecting nine months of results are expected to be $2,700 - $3,000 per gold ounce (previously $2,150 - $2,350 per ounce), which reflects lower production levels and includes $1,020 per ounce of non-cash impacts relating to the purchase price allocation ascribed to short-term inventory and $155 per ounce attributable to the Royal Gold stream
•Prorated capital expenditures reflecting nine months of ownership are expected to be $150 - $170 million (previously $81 - $101 million), reflecting the inclusion of approximately $45 million of capitalized stripping costs (previously categorized as expensed) and $25 million of expenditures related to underground development, equipment and infrastructure
•Prorated exploration investment reflecting nine months of activity is expected to be $8 - $10 million (substantially all expensed), which is unchanged from the previous guidance range

Las Chispas, Mexico

(Dollars in millions, except per ounce amounts)	2Q 2026	1Q 2026	4Q 2025	3Q 2025	2Q 2025
Tonnes milled	129,334	119,197	114,814	126,930	107,410
Average gold grade (grams/tonne)	4.00	3.96	4.44	3.69	5.02
Average silver grade (grams/tonne)	370	389	411	354	457
Average recovery rate – Au	100.2%	99.1%	89.9%	97.9%	98.6%
Average recovery rate – Ag	97.6%	99.4%	90.3%	97.8%	98.5%
Gold ounces produced	15,518	15,031	14,719	16,540	16,271
Silver ounces produced (000’s)	1,503	1,481	1,371	1,572	1,489
Gold ounces sold	16,459	14,898	14,819	17,800	16,025
Silver ounces sold (000’s)	1,565	1,461	1,367	1,675	1,479
Average realized price per gold ounce	$4,496	$4,857	$4,131	$3,427	$3,315
Average realized price per silver ounce	$72.14	$83.03	$53.68	$38.89	$33.48
Metal sales	$186.9	$193.6	$134.6	$126.1	$102.7
Costs applicable to sales[2]	$35.1	$31.5	$33.1	$68.1	$57.7
Adjusted CAS per AuOz[1,7]	$841	$775	$1,010	$1,836	$1,857
Adjusted CAS per AgOz1.7	$13.27	$13.46	$13.37	$21.13	$18.57
Exploration expense	$3.3	$3.5	$2.7	$2.5	$3.3
Cash flow from operating activities[8]	$123.5	$88.7	$92.3	$75.9	$58.6
Sustaining capital expenditures (excludes capital lease payments)	$16.3	$12.5	$13.8	$9.8	$9.2
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$16.3	$12.5	$13.8	$9.8	$9.2
Free cash flow[1,8]	$107.2	$76.2	$78.5	$66.1	$49.4
Operational
•Second quarter silver and gold production totaled 1.5 million and 15,518 ounces, respectively, compared to 1.5 million and 15,031 ounces in the prior period and 1.5 million and 16,271 ounces in the second quarter of 2025
•Production during the quarter was driven by higher tonnes milled, partially offset by slightly lower grades for silver

Financial
•Silver and gold accounted for approximately 60% and 40% of revenue during the quarter, respectively
•Second quarter adjusted CAS1 for silver and gold on a co-product basis totaled $13.27 and $841 per ounce, respectively
•Free cash flow1 in the second quarter totaled $107 million compared to $76 million in the prior period
Exploration
•Key exploration goals in 2026 include the continuation of expansion and infill drilling on veins in the Babicanora Block, Las Chispas Block and the Gap Zone and the commencement of scout drilling aimed at identifying new vein targets and replenishing inferred inventory for future conversion
•Exploration investment in the second quarter totaled approximately $7 million ($3 million expensed and $4 million capitalized) compared to $6 million ($4 million expensed and $2 million capitalized) in the prior period, and was focused on scout, expansion and infill drilling across the Babicanora and Las Chispas Blocks, with the Gap Zone yielding successful results in each respective area
Guidance
•Full-year 2026 production is expected to be 55,000 - 65,000 ounces of gold and 5.5 - 6.3 million ounces of silver, which is unchanged from previous guidance ranges
•Adjusted CAS1 in 2026 are expected to be $750 - $950 per gold ounce and $12.50 - $14.50 per silver ounce, which are unchanged from previous guidance ranges
•Capital expenditures in 2026 are expected to be $71 - $84 million, consisting primarily of sustaining capital and underground development, which are unchanged from previous guidance ranges
•Exploration investment in 2026 is expected to be $21 - $26 million ($11 - $14 million expensed and $10 - $12 million capitalized), which is unchanged from previous guidance ranges

Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	2Q 2026	1Q 2026	4Q 2025	3Q 2025	2Q 2025
Tonnes milled	485,614	441,721	470,127	440,227	438,968
Average gold grade (grams/tonne)	1.30	1.68	1.81	1.85	2.08
Average silver grade (grams/tonne)	112	116	117	119	139
Average recovery rate – Au	93.8%	96.2%	93.9%	95.0%	92.9%
Average recovery rate – Ag	85.5%	89.6%	88.8%	89.9%	88.6%
Gold ounces produced	18,602	22,918	25,662	24,802	27,272
Silver ounces produced (000’s)	1,489	1,475	1,566	1,514	1,741
Gold ounces sold	19,907	22,935	24,378	26,850	26,782
Silver ounces sold (000’s)	1,483	1,468	1,510	1,633	1,720
Average realized price per gold ounce	$2,629	$2,811	$2,492	$2,144	$2,093
Average realized price per silver ounce	$72.31	$84.29	$54.26	$38.97	$33.76
Metal sales	$159.6	$188.3	$142.7	$121.2	$114.1
Costs applicable to sales[2]	$61.3	$51.2	$48.3	$51.0	$48.7
Adjusted CAS per AuOz[1]	$1,016	$758	$847	$887	$888
Adjusted CAS per AgOz[1]	$27.69	$22.99	$18.13	$16.44	$14.39
Exploration expense	$7.3	$4.6	$4.9	$5.7	$4.0
Cash flow from operating activities	$62.7	$72.8	$70.8	$52.6	$47.9
Sustaining capital expenditures (excludes capital lease payments)	$5.4	$6.8	$5.2	$4.3	$3.6
Development capital expenditures	$1.7	$1.7	$3.1	$1.4	$2.0
Total capital expenditures	$7.1	$8.5	$8.3	$5.7	$5.6
Free cash flow[1]	$55.6	$64.3	$62.5	$46.9	$42.3
Operational
•Second quarter silver and gold production totaled 1.5 million and 18,602 ounces, respectively, compared to 1.5 million and 22,918 ounces in the prior period and 1.7 million and 27,272 ounces in the second quarter of 2025
•Production during the quarter was impacted by lower grades and recoveries, partially offset by higher mill throughput
Financial
•Silver and gold accounted for approximately 67% and 33% of revenue during the quarter, respectively
•Second quarter adjusted CAS1 for silver and gold on a co-product basis totaled $27.69 and $1,016 per ounce, respectively
•Capital expenditures decreased to $7 million compared to $9 million in the prior period
•Free cash flow1 in the second quarter totaled $56 million compared to $64 million in the prior period
Exploration
•Exploration in 2026 is focused on building reserves and resources near mine infrastructure while developing a significant pipeline to the east in the area unaffected by the Franco-Nevada gold stream, where over 70% of the exploration budget is expected to be spent this year
•Exploration investment in the second quarter totaled approximately $8 million ($7 million expensed and $1 million capitalized) compared to $6 million ($5 million expensed and $1 million capitalized) in the prior period. Key areas of focus included expansion drilling at San Miguel and La Unión in the Eastern District, expansion drilling in the northwest of the Hidalgo Corridor and expansion and infill drilling at Independencia Sur. Programs to date have successfully extended veins at each target

Other
•10,084 ounces, or approximately 51% of Palmarejo’s gold sales in the second quarter, were sold under the gold stream agreement with Franco-Nevada at a price of $800 per ounce. The Company anticipates approximately 40% - 50% of Palmarejo’s 2026 gold sales will be sold under the gold stream agreement
Guidance
•Full-year 2026 production is expected to be 95,000 - 105,000 ounces of gold and 6.25 - 7.0 million ounces of silver, which is unchanged from the previous guidance ranges
•Adjusted CAS1 in 2026 are expected to be $700 - $900 per gold ounce and $21.50 - $23.50 per silver ounce, which are unchanged from the previous guidance ranges
•Capital expenditures in 2026 are expected to be $35 - $41 million, consisting primarily of sustaining capital and underground development, which are unchanged from the previous guidance ranges
•Exploration investment in 2026 is expected to be $24 - $28 million ($22 - $24 million expensed and $2 - $4 million capitalized), which is unchanged from the previous guidance ranges

Rochester, United States

(Dollars in millions, except per ounce amounts)	2Q 2026	1Q 2026	4Q 2025	3Q 2025	2Q 2025
Ore tonnes placed	8,041,787	6,724,626	9,275,732	7,535,326	7,122,912
Average silver grade (grams/tonne)	10	12	17	19	20
Average gold grade (grams/tonne)	0.07	0.07	0.08	0.08	0.09
Silver ounces produced (000’s)	1,225	1,394	1,748	1,644	1,456
Gold ounces produced	11,671	14,112	17,722	14,801	14,302
Silver ounces sold (000’s)	1,235	1,387	1,701	1,656	1,438
Gold ounces sold	11,748	14,090	18,043	13,975	13,881
Average realized price per silver ounce	$71.53	$81.59	$54.85	$38.95	$33.88
Average realized price per gold ounce	$4,461	$4,843	$4,139	$3,431	$3,333
Metal sales	$140.8	$181.4	$167.9	$112.5	$95.0
Costs applicable to sales[2]	$58.9	$53.8	$60.7	$52.0	$47.9
Adjusted CAS per AgOz[1]	$29.66	$23.74	$19.69	$17.73	$16.83
Adjusted CAS per AuOz[1]	$1,832	$1,432	$1,458	$1,585	$1,675
Prepayment, working capital cash flow	$—	$—	$—	$—	$—
Exploration expense	$1.4	$0.9	$2.7	$3.2	$1.2
Cash flow from operating activities	$43.1	$84.7	$92.6	$41.2	$39.6
Sustaining capital expenditures (excludes capital lease payments)	$10.5	$18.6	$13.1	$7.5	$20.7
Development capital expenditures	$7.4	$4.2	$1.7	$4.1	$3.8
Total capital expenditures	$17.9	$22.8	$14.8	$11.6	$24.5
Free cash flow[1]	$25.2	$61.9	$77.8	$29.6	$15.1
Operational
•Silver and gold production in the second quarter totaled 1.2 million and 11,671 ounces, respectively, compared to 1.4 million and 14,112 ounces in the prior period and 1.5 million and 14,302 ounces in the second quarter of 2025
•Lower production levels in the quarter were driven by mine sequencing and timing of grade placed on the leach pad
•Ore tonnes placed through the crushing circuit totaled 6.8 million tonnes compared to 5.9 million tonnes in the prior quarter. A total of 8.0 million tonnes were placed during the quarter compared to

6.7 million tonnes in the prior period, due to improvements in material quality control, mine-to-crusher interface upgrades and maintenance optimization initiatives
Financial
•Silver and gold accounted for approximately 63% and 37% of revenue during the quarter, respectively
•Second quarter adjusted CAS1 for silver and gold on a co-product basis totaled $29.66 and $1,832 per ounce, respectively
•Capital expenditures decreased to $18 million compared to $23 million in the prior period
•Free cash flow1 in the second quarter totaled $25 million compared to $62 million in the prior period, primarily driven by lower production and lower average realized metals prices
Exploration
•Exploration in 2026 is focused on near-pit drilling to support upcoming permitting and the commencement of district-scale exploration to build the resource pipeline
•Exploration investment in the second quarter totaled approximately $2 million ($1 million expensed and $1 million capitalized), consistent with the prior period, and was directed toward infill drilling of the Wedge target and expansion of the northeast Rochester target
Guidance
•Full-year 2026 production is expected to be 6.4 - 7.8 million ounces of silver and 70,000 - 90,000 ounces of gold, which is unchanged from the previous guidance range
•Adjusted CAS1 in 2026 are expected to be $23.00 - $25.00 per silver ounce and $1,350 - $1,550 per gold ounce, which are unchanged from the previous guidance range
•Capital expenditures in 2026 are expected to be $96 - $110 million, which are unchanged from the previous guidance range and includes projects related to the Phase 2 development of the Stage 6 leach pad and modifications after startup of the crusher corridor
•Exploration investment in 2026 is expected to be $14 - $17 million ($7 - $9 million expensed and $7 - $8 million capitalized), which is unchanged from the previous guidance range

Kensington, United States

(Dollars in millions, except per ounce amounts)	2Q 2026	1Q 2026	4Q 2025	3Q 2025	2Q 2025
Tonnes milled	169,823	157,253	178,513	171,190	174,333
Average gold grade (grams/tonne)	4.30	4.45	5.56	5.47	5.16
Average recovery rate	91.5%	91.2%	92.7%	90.5%	91.8%
Gold ounces produced	21,528	20,525	29,567	27,231	26,555
Gold ounces sold	20,700	21,267	28,715	28,011	26,751
Average realized price per gold ounce, gross	$4,277	$5,187	$4,379	$3,588	$3,410
Treatment and refining charges per gold ounce	$(59)	$70	$67	$56	$56
Average realized price per gold ounce, net	$4,218	$5,117	$4,312	$3,532	$3,354
Metal sales	$87.3	$108.8	$123.8	$98.9	$89.8
Costs applicable to sales[2]	$48.2	$47.8	$44.1	$46.7	$46.1
Adjusted CAS per AuOz[1]	$2,323	$2,246	$1,533	$1,659	$1,713
Prepayment, working capital cash flow	$—	$—	$—	$—	$—
Exploration expense	$2.3	$2.5	$0.8	$2.2	$1.5
Cash flow from operating activities	$44.5	$53.3	$69.0	$46.4	$36.0
Sustaining capital expenditures (excludes capital lease payments)	$9.6	$8.5	$9.4	$9.4	$12.3
Development capital expenditures	$2.6	$0.6	$8.8	$6.2	$4.0
Total capital expenditures	$12.2	$9.1	$18.2	$15.6	$16.3
Free cash flow[1]	$32.3	$44.2	$50.8	$30.8	$19.7
Operational
•Gold production in the second quarter totaled 21,528 ounces compared to 20,525 ounces in the prior period and 26,555 ounces in the second quarter of 2025
•Production during the quarter was driven by higher tonnes milled, partially offset by lower average gold grade as a result of adjustments to stope sequencing and timing
Financial
•Second quarter adjusted CAS1 increased 3% quarter-over-quarter to $2,323 per ounce
•Capital expenditures increased 34% quarter-over-quarter to $12 million
•Free cash flow1 in the second quarter totaled $32 million compared to $44 million in the prior period
Exploration
•Exploration in 2026 is focused on maintaining a five-year reserves-based life of mine and bolstering the inferred resource pipeline
•Exploration investment in the second quarter totaled approximately $4 million ($2 million expensed and $2 million capitalized) compared to $4 million ($3 million expensed and $2 million capitalized) in the prior period. Expansion and infill drilling were focused around multiple zones within Kensington, with scout and expansion drilling undertaken on multiple targets including Bunkhouse, Cookhouse and Elmira Hangingwall. Results to date indicate expansion of multiple zones in Kensington with continuity of mineralization likely between zones in upper and lower portions
Guidance
•Full-year 2026 production is expected to be 98,000 - 110,000 gold ounces, which is unchanged from the previous guidance range
•Adjusted CAS1 in 2026 are expected to be $1,750 - $1,950 per gold ounce, which are unchanged from the previous guidance range

•Capital expenditures in 2026 are expected to be $54 - $63 million, which are unchanged from the previous guidance range and includes investment related to raising the main tailings storage facility embankment which is expected to be completed this year
•Exploration investment in 2026 is expected to be $14 - $15 million ($8 - $9 million expensed and $6 - $6 million capitalized), which is unchanged from the previous guidance range

Wharf, United States

(Dollars in millions, except per ounce amounts)	2Q 2026	1Q 2026	4Q 2025	3Q 2025	2Q 2025
Ore tonnes placed	1,412,212	366,184	595,737	1,220,764	1,002,988
Average gold grade (grams/tonne)	1.10	1.13	0.86	0.96	1.20
Gold ounces produced	18,070	9,772	24,759	27,990	24,087
Silver ounces produced (000’s)	19	15	24	25	36
Gold ounces sold	16,181	9,917	25,318	27,859	23,509
Silver ounces sold (000’s)	16	15	27	22	35
Average realized price per gold ounce	$4,438	$4,902	$4,120	$3,412	$3,315
Metal sales	$72.9	$49.9	$105.8	$95.9	$79.1
Costs applicable to sales[2]	$21.8	$17.0	$30.0	$30.9	$29.0
Adjusted CAS per AuOz[1]	$1,267	$1,588	$1,121	$1,079	$1,175
Prepayment, working capital cash flow	$—	$—	$—	$—	$—
Exploration expense	$1.8	$3.2	$0.6	$0.7	$3.5
Cash flow from operating activities	$33.8	$15.3	$65.9	$57.2	$41.4
Sustaining capital expenditures (excludes capital lease payments)	$(6.0)	$10.0	$2.9	$1.2	$2.3
Development capital expenditures	$4.1	$3.1	$0.7	$2.0	$1.3
Total capital expenditures	$(1.9)	$13.1	$3.6	$3.2	$3.6
Free cash flow[1]	$35.7	$2.2	$62.3	$54.0	$37.8
Operational
•Gold production in the second quarter increased 85% quarter over quarter to 18,070 ounces compared to 9,772 ounces in the prior period and 24,087 ounces in the second quarter of 2025
•Higher production during the quarter was driven by increased ore tonnes placed, reflecting the successful return to normal crushing rates following the November 2025 crusher fire, bolstered by contract crushing exceeding planned throughput
•Demobilization of the contract crushing is complete and normal site operations have resumed, concurrent with the completion of secondary and tertiary crusher upgrades
Financial
•Adjusted CAS1 on a by-product basis decreased 20% quarter over quarter to $1,267 per ounce, primarily due to higher ore tonnes placed and the receipt of a $10 million partial payment of business interruption insurance proceeds
•Capital expenditures totaled approximately $(2) million compared to $13 million in the prior period, reflecting a partial payment of $10 million of property damage insurance proceeds received in the period and recorded as a reduction of capital expenditures
•Free cash flow1 in the second quarter totaled $36 million compared to $2 million in the prior period, benefiting from partial property and business interruption insurance recoveries of $20 million received in the quarter

Exploration
•In 2026, exploration programs at Juno and North Foley are expected to build on the 2025 expansion and infill drilling, with the aim of adding to both reserves and resources at year-end. Other targets, including Annie Creek and Summit Flat, are also expected to undergo expansion and infill drilling, while scout drilling is expected to commence to continue development of the inferred resource pipeline
•Exploration investment during the second quarter totaled $5 million ($2 million expensed and $3 million capitalized) compared to $3 million (substantially all expensed) in the prior quarter, and was focused on a mix of expansion and infill drilling at Juno, North Foley, Boston and Summit Flat targets
Guidance
•Full-year 2026 production is expected to be 72,000 - 90,000 ounces of gold and 50,000 - 200,000 ounces of silver, which is unchanged from previous guidance range
•Adjusted CAS1 in 2026 are expected to be $1,400 - $1,600 per gold ounce, which are unchanged from previous guidance range
•Capital expenditures in 2026 are expected to be $17 - $23 million, which reflects remediation of the existing crusher and planned infrastructure upgrades, which are unchanged from previous guidance range
•Exploration investment in 2026 is expected to be $10 - $12 million ($8 - $9 million expensed and $2 - $3 million capitalized), which is unchanged from previous guidance range

Exploration
During the second quarter, Coeur invested approximately $44 million ($34 million expensed and $10 million capitalized) compared to roughly $32 million ($26 million expensed and $6 million capitalized) in the prior period and focused on a mix of near-mine expansion and infill programs with multiple sites also commencing significant summer programs that involve early-stage exploration and scout drilling.
The Company’s exploration investment in 2026 is expected to total $118 - $132 million for expansion drilling (classified as exploration expense) and $29 - $37 million for infill drilling (capitalized exploration) for a total expected investment of $147 - $169 million.
Top exploration priorities for 2026 are: (i) continuing to extend and infill known deposits to support future life of mine, and building the inferred pipeline at Las Chispas, in addition to restarting regional exploration; (ii) infill drilling at Hidalgo and Independencia Sur to support near-term life of mine additions at Palmarejo, also building the inferred pipeline to provide optionality to the operation, with particular emphasis on the Eastern District outside the Franco-Nevada gold stream boundary; (iii) completing drilling to support the next stage of mine permit expansion at Rochester, along with regional studies and scout drilling across the district to build the exploration pipeline; (iv) maintaining a five-year reserve-based mine life at Kensington and increasing focus on scout drilling to add inferred resources; (v) continuing the expansion and infill programs at Wharf to further add to the life of mine and conduct district-scale work to support long-term mine life additions; (vi) drilling programs to support the study program and continue expanding the resource base at Silvertip through a combination of scout, expansion and infill drilling; (vii) infill and expansion drilling at the K-Zone at New Afton; and (viii) expansion drilling of underground shoots at Rainy River, testing of additional open-pit opportunities and commencing more aggressive regional exploration.

2026 Guidance
The Company has refined its full-year 2026 guidance for production, CAS1, capital expenditures, amortization, and income and mining tax to reflect lower assumed metals prices in the second half of 2026 and to incorporate post-acquisition adjustments following the initial full quarter of ownership by Coeur of Rainy River and New Afton.
Updated production and CAS1 guidance for the nine months of ownership of Rainy River and New Afton in 2026 reflects slightly slower assumed ramp-up rates at Rainy River’s underground operations and New Afton’s C-Zone. Full-year production and CAS1 guidance for Coeur’s five legacy operations remain unchanged.
The Company reaffirmed its full-year guidance for exploration and general and administrative expenses (“G&A”).
Capital expenditure guidance increased to $520 - $605 million (previously $437 - $526 million), primarily reflecting the inclusion of approximately $45 million of capitalized stripping costs (previously categorized as expensed) and $25 million of expenditures related to underground development, equipment and infrastructure at Rainy River. The updated capital expenditure guidance also included the addition of approximately $15 million of development capital at Silvertip to support further project study work.
Based on lower assumed metal prices, the Company reduced full-year 2026 cash income and mining tax guidance to $350 - $450 million (previously $475 - $600 million).
Based on the preliminary purchase price allocation for mineral properties, the Company reduced full-year 2026 amortization to $1.1 - $1.2 billion (previously $1.2 - $1.4 billion).

2026 Production Guidance

		Previous			Updated
	Gold	Silver	Copper	Gold	Silver	Copper
	(oz)	(K oz)	(M lbs)	(oz)	(K oz)	(M lbs)
Adjusted
New Afton	60,000 - 80,000	130 - 180	50 - 65	50,000 - 60,000	100 - 180	40 - 50
Rainy River	230,000 - 275,000	350 - 450	-	190,000 - 230,000	380 - 450	-

Non-Adjusted
Las Chispas	55,000 - 65,000	5,500 - 6,300	-	55,000 - 65,000	5,500 - 6,300	-
Palmarejo	95,000 - 105,000	6,250 - 7,000	-	95,000 - 105,000	6,250 - 7,000	-
Rochester	70,000 - 90,000	6,400 - 7,800	-	70,000 - 90,000	6,400 - 7,800	-
Kensington	98,000 - 110,000	-	-	98,000 - 110,000	-	-
Wharf	72,000 - 90,000	50 - 200	-	72,000 - 90,000	50 - 200	-
Total	680,000 - 815,000	18,680 - 21,930	50 - 65	630,000 - 750,000	18,680 - 21,930	40 - 50

2026 Adjusted Costs Applicable to Sales Guidance

		Previous			Updated
	Gold	Silver	Copper	Gold	Silver	Copper
	($/oz)	($/oz)	($/lb)	($/oz)	($/oz)	($/lb)
Adjusted
New Afton (co-product)[9]	$1,000 - $1,200	-	$1.20 - $1.35	$1,300 - $1,600	-	$2.00 - $2.30
Rainy River (by-product)[10]	$2,150 - $2,350	-	-	$2,700 - $3,000	-	-

Non-Adjusted
Las Chispas (co-product)	$750 - $950	$12.50 - $14.50	-	$750 - $950	$12.50 - $14.50	-
Palmarejo (co-product)	$700 - $900	$21.50 - $23.50	-	$700 - $900	$21.50 - $23.50	-
Rochester (co-product)	$1,350 - $1,550	$23.00 - $25.00	-	$1,350 - $1,550	$23.00 - $25.00	-
Kensington	$1,750 - $1,950	-	-	$1,750 - $1,950	-	-
Wharf (by-product)	$1,400 - $1,600	-	-	$1,400 - $1,600	-	-

2026 Capital, Amortization, Exploration, G&A and Income and Mining Tax Guidance

	Previous	Updated
	($M)	($M)
Capital Expenditures, Sustaining	$291 - $337	$360 - $405
Capital Expenditures, Development	$146 - $189	$160 - $200
Exploration, Expensed	$118 - $132	$118 - $132
Exploration, Capitalized	$29 - $37	$29 - $37
General & Administrative Expenses	$90 - $100	$90 - $100
Cash Income and Mining Taxes	$475 - $600	$350 - $450
Amortization	$1,200 - $1,400	$1,100 - $1,200
Effective Tax Rate (%)	30% - 36%	34% - 38%
Note: The Company’s previous guidance figures assumed estimated prices of $4,550/oz gold, $77.50/oz silver, and $5.00/lb copper, as well as CAD of 1.38 and MXN of 18.00. The Company’s updated guidance figures assume estimated prices of $4,000/oz gold, $60.00/oz silver, and $6.00/lb copper, as well as CAD of 1.38 and MXN of 18.00. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

The normalized effective tax rate excludes items that are not reflective of Coeur’s underlying performance, such as the impacts of foreign currency on deferred taxes, taxes related to prior periods, and one-time, non-cash, tax valuation allowance adjustments.

Financial Results and Conference Call
Coeur will host a conference call to discuss its second quarter 2026 financial results on August 6, 2026 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S./Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, Chairman, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Executive Vice President and Chief Financial Officer, Michael “Mick” Routledge, Executive Vice President and Chief Operating Officer, and other members of management. A replay of the call will be available through August 13, 2026.

Replay numbers:        (855) 669-9658 (U.S./Canada)
        (412) 317-0088 (International)
Conference ID:        679 91 83

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with seven wholly-owned operations: the New Afton gold-copper mine in British Columbia, Canada, the Rainy River gold-silver mine in Ontario, Canada, the Las Chispas silver-gold mine in Sonora, Mexico, the Palmarejo gold-silver mine in Chihuahua, Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip polymetallic critical minerals exploration project in British Columbia, Canada.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding EBITDA, cash flow, production, costs, capital expenditures, tax rates and treatment, exploration and development efforts and plans and potential impacts on reserves and resources, mine lives and expected extensions, the Franco-Nevada gold stream agreement at Palmarejo, anticipated production, and costs and expenses and operations at New Afton, Rainy River, Las Chispas, Palmarejo, Rochester, Kensington and Wharf. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing and expanding large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold, silver and copper, and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploration and development activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns) and mining law changes, ground conditions, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the risk of adverse outcomes in litigation, the uncertainties inherent in the estimation of mineral reserves and resources, impacts from Coeur’s future acquisition of new mining properties or businesses, risks associated with the integration of the New Afton and Rainy River mines following the acquisition of New Gold Inc., the loss of access or insolvency of any third-party refiner or smelter to whom Coeur markets its production, materials and equipment availability, inflationary pressures, changes in applicable tax laws or regulatory interpretations, impacts from tariffs or other trade barriers, continued access to financing sources, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, the ability to maintain positive relationships with indigenous groups and other community stakeholders, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under Item 1300 of SEC Regulation S-K, namely our Senior Vice President, Technical Services, Christopher Pascoe. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (“U.S. GAAP”) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2025.

Notes
1.EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Liquidity is defined as cash and cash equivalents plus availability under the Company’s revolving credit facility (“RCF”). Future borrowing under the RCF may be subject to certain financial covenants. Please see tables in Appendix for the calculation of consolidated free cash flow and liquidity.
2. Excludes amortization.
3. Includes capital leases. Net of debt issuance costs and premium received.
4. Reflects eleven days of production following the closing of the New Gold acquisition on March 20, 2026.
5. For the three months ended March 31, 2026, New Afton CAS per gold ounce and CAS per copper pound included the non-cash impact of the $21 million purchase price allocation ascribed to inventory, which increased CAS per gold ounce by $2,560 and CAS per copper pound by $3.10.
6. For the three months ended June 30, 2026, Rainy River CAS per gold ounce included the non-cash impact of the $141 million purchase price allocation ascribed to inventory, which increased gold CAS by $2,036 per ounce. For the three months ended March 31, 2026, Rainy River CAS per gold ounce included the non-cash impact of the $65 million purchase price allocation ascribed to inventory, which increased gold CAS by $3,026 per ounce.
7. The amounts shown in this news release for costs applicable to sales (“CAS”) per ounce for Las Chispas, adjusted EBITDA, and adjusted net income from continuing operations are presented on a different basis compared to the amounts reported in the news releases reporting results for the first, second, and third quarters of 2025 as a result of revisions to “Acquisition Accounting”. Based on discussions with the SEC staff in the course of a regular review of Company disclosures, the staff has provided its view that, under its guidance on non-GAAP financial measures, the Company is required to calculate Las Chispas CAS, adjusted EBITDA and adjusted net income using the fair value of Las Chispas’ legacy inventory held as of the Las Chispas acquisition closing date, February 14, 2025, except when calculating the net leverage ratio under the Company’s RCF since the RCF contractually provides for certain adjustments to be made. As a result, except when calculating the net leverage ratio under the RCF, the Company is not making adjustments that were intended to calculate non-GAAP financial measures using SilverCrest Metals Inc.’s historical costs of producing legacy inventory as such inventory is sold. In our view, the historical cost remains more indicative of the costs Las Chispas incurred in producing this legacy inventory, and is a better measure of performance, than the acquisition accounting measures of these costs. As a result of removing these adjustments, for the three months ended September 30, June 30, and March 31, 2025, adjusted EBITDA (including last-twelve-months (“LTM”) adjusted EBITDA) and adjusted net income in this release are lower than previously reported, and Las Chispas CAS are higher, except as used in calculation of the net leverage ratio under the RCF, including the impact of the amortization of acquired inventory purchase price allocation of $3.3 million, $33.4 million, $29.7 million, and $27.0 million for the three months ended December 31, September 30, June 30, and March 31, 2025, respectively and an impact of $93.5 million for last-twelve-months. In each case, we are also providing separately the amount of the relevant impact of amortizing the non-cash, non-recurring step-up in cost basis for legacy inventory from the acquisition-related fair value accounting, so readers can supplementally assess such amounts to the extent they deem appropriate to understand the normal, recurring cost performance of Las Chispas as well as Company-wide adjusted EBITDA and adjusted net income. To calculate amounts comparable to first, second and third quarter disclosures, which is the methodology the Company’s management uses to assess normal, recurring performance and our lenders use for purposes of calculating the net leverage ratio covenant under our RCF, readers would need to subtract the step-up in cost basis from Las Chispas CAS, and add back the impact of the step-up in cost basis to adjusted EBITDA and adjusted net income.
8. Includes $72 million of monetized finished goods following the SilverCrest acquisition on February 14, 2025.
9. New Afton CAS per gold ounce guidance includes the non-cash impact of the $20 million total of the preliminary purchase price allocation ascribed to inventory, split between gold ($175 per ounce) and copper ($0.24 per pound).
10. Rainy River CAS per gold ounce guidance includes the non-cash impact of $244 million ($1,020 per ounce) of the preliminary purchase price allocation ascribed to inventory. It also includes $74 million ($155 per ounce) related to how the streaming arrangement with Royal Gold A.G., a wholly-owned subsidiary of Royal Gold, Inc. (“Royal Gold”) is reported under U.S. GAAP.

Average Spot Prices

	2Q 2026	1Q 2026	4Q 2025	3Q 2025	2Q 2025
Average Gold Spot Price Per Ounce	$4,504	$4,873	$4,135	$3,457	$3,280
Average Silver Spot Price Per Ounce	$73.15	$84.33	$54.73	$39.40	$33.68
Average Copper Spot Price Per Pound	$6.05	$5.83	$5.03	$4.44	$4.32

For Additional Information
Coeur Mining, Inc.
200 S. Wacker Drive, Suite 2100
Chicago, IL 60606
Attention: Jeff Wilhoit, Vice President, Investor Relations
Phone: (312) 489-5800
www.coeur.com

Source: Coeur Mining

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2026	December 31, 2025
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$1,052,274	$553,597
Receivables	73,562	69,160
Inventory	383,420	163,330
Ore on leach pads	207,939	157,461
Prepaid expenses and other	58,092	29,129
	1,775,287	972,677
NON-CURRENT ASSETS
Property, plant and equipment and mining properties, net	12,163,136	2,744,884
Goodwill	625,812	625,812
Ore on leach pads	162,042	119,446
Restricted assets	9,133	9,114
Receivables	20,730	19,683
Deferred tax assets	147,841	140,553
Long-term stockpile	281,078	42,076
Other	18,686	21,437
TOTAL ASSETS	$15,203,745	$4,695,682
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$262,383	$148,872
Accrued liabilities and other	201,866	212,213
Debt	2,388	16,996
Reclamation	19,250	15,063
	485,887	393,144
NON-CURRENT LIABILITIES
Debt	702,903	323,537
Reclamation	404,213	262,448
Deferred tax liabilities	3,114,049	322,983
Other long-term liabilities	87,189	80,519
	4,308,354	989,487
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 1,300,000,000 shares, 1,028,536,378 issued and outstanding at June 30, 2026 and 642,092,761 at December 31, 2025	10,285	6,421
Additional paid-in capital	12,527,639	5,783,019
Accumulated deficit	(2,128,420)	(2,476,389)
	10,409,504	3,313,051
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,203,745	$4,695,682

.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	In thousands, except share data
Revenue	$1,085,592	$480,650	$1,941,784	$840,712
COSTS AND EXPENSES
Costs applicable to sales(1)	549,747	229,454	879,756	433,720
Amortization	255,985	61,421	355,810	104,514
General and administrative	22,694	13,250	44,356	27,162
Exploration	34,095	23,256	59,794	42,938
Pre-development, reclamation, and other	6,557	13,161	36,384	30,114
Total costs and expenses	869,078	340,542	1,376,100	638,448
Income from operations	216,514	140,108	565,684	202,264
OTHER INCOME (EXPENSE), NET
Gain (loss) on debt extinguishment	(320)	—	(1,874)	—
Fair value adjustments, net	—	4	—	(342)
Interest expense, net of capitalized interest	(11,010)	(8,251)	(17,453)	(18,701)
Other, net	9,907	1,460	17,449	1,866
Total other expense, net	(1,423)	(6,787)	(1,878)	(17,177)
Income before income and mining taxes	215,091	133,321	563,806	185,087
Income and mining tax expense	(93,238)	(62,595)	(195,192)	(81,008)
NET INCOME	$121,853	$70,726	$368,614	$104,079
OTHER COMPREHENSIVE INCOME:
Other comprehensive loss	—	—	—	—
COMPREHENSIVE INCOME	$121,853	$70,726	$368,614	$104,079

NET INCOME PER SHARE
Basic income per share:
Basic	$0.12	$0.11	$0.43	$0.18

Diluted	$0.12	$0.11	$0.42	$0.18
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$121,853	$70,726	$368,614	$104,079
Adjustments:
Amortization	255,985	61,421	355,810	104,514
Accretion	6,088	4,900	10,927	9,632
Deferred taxes	(8,336)	(12,204)	(9,901)	(29,557)
(Gain) loss on debt extinguishment	320	—	1,874	—
Fair value adjustments, net	—	(4)	—	342
Stock-based compensation	7,406	4,217	16,033	7,515
Deferred revenue recognition	(138)	(192)	(298)	(42,508)
Acquired inventory purchase price allocation	140,076	29,680	225,438	56,720
Other	(9,946)	3,029	(10,439)	4,552
Changes in operating assets and liabilities:
Receivables	17,890	(4,766)	13,157	(821)
Prepaid expenses and other current assets	(22,944)	2,424	(23,371)	84,489
Inventory and ore on leach pads	(24,463)	(14,125)	(51,266)	(22,473)
Accounts payable and accrued liabilities	29,441	61,845	(42,510)	(1,898)
CASH PROVIDED BY OPERATING ACTIVITIES	513,232	206,951	854,068	274,586
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(125,709)	(60,807)	(199,788)	(110,809)
Acquisitions, net	—	239	128,259	103,635
Proceeds from the sale of assets	670	80	1,933	80
Purchase of investments	(45)	—	(45)	—
Other	(63)	(85)	(133)	(175)
CASH PROVIDED BY INVESTING ACTIVITIES	(125,147)	(60,573)	(69,774)	(7,269)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	349	9,147	750	9,449
Issuance of notes and bank borrowings, net of issuance costs	—	47,000	—	146,500
Payments on debt, finance leases, and associated costs	(44,937)	(164,731)	(55,220)	(356,965)
Performance share cash settlement	(732)	—	(41,763)	—
Dividend payments	(20,645)	—	(20,645)	—
Share repurchases	(110,422)	(2,004)	(110,422)	(2,004)
Stock-based compensation tax withholdings and other financing activities	(715)	(2,184)	(54,674)	(7,905)
CASH USED IN FINANCING ACTIVITIES	(177,102)	(112,772)	(281,974)	(210,925)
Effect of exchange rate changes on cash and cash equivalents	(1,101)	496	(2,143)	204
INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	209,882	34,102	500,177	56,596
Cash, cash equivalents and restricted cash at beginning of period	846,000	79,368	555,705	56,874
Cash, cash equivalents and restricted cash at end of period	$1,055,882	$113,470	$1,055,882	$113,470

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 2Q 2026	2Q 2026	1Q 2026	4Q 2025	3Q 2025	2Q 2025
Net income	$850,407	$121,853	$246,761	$214,969	$266,824	$70,726
Interest expense, net of capitalized interest	29,694	11,010	6,443	5,968	6,273	8,251
Income tax provision (benefit)	210,850	93,238	101,954	112,539	(96,881)	62,595
Amortization	502,395	255,985	99,825	73,655	72,930	61,421
EBITDA	1,593,346	482,086	454,983	407,131	249,146	202,993
Fair value adjustments, net	—	—	—	—	—	(4)
Foreign exchange (gain) loss	(6,675)	(3,856)	(878)	(4,021)	2,080	(246)
Asset retirement obligation accretion	20,992	6,088	4,839	5,077	4,988	4,900
Inventory adjustments and write-downs	5,596	1,760	1,097	1,541	1,198	1,598
(Gain) loss on sale of assets	439	19	25	282	113	117
RMC bankruptcy distribution	—	—	—	—	—	(37)
(Gain) loss on debt extinguishment	1,987	320	1,554	107	6	—
Transaction and integration costs	38,563	3,954	19,910	14,248	451	2,823
Kensington royalty settlement	1	—	—	1	—	28
Obligor Exchange	2,464	2,464	—	—	—	—
Wharf property damage proceeds	(10,000)	(10,000)	—	—	—	—
Wage and hour litigation settlement	6,589	47	(517)	61	6,998	—
Mexico arbitration matter	941	46	95	57	743	1,740
Flow-through share premium	(111)	—	—	—	(111)	(112)
Interest income	(10,886)	(4,661)	(6,225)	—	—	—
Adjusted EBITDA	$1,643,246	$478,267	$474,883	$424,484	$265,612	$213,800
Revenue	$3,171,198	$1,085,592	$856,192	$674,847	$554,567	$480,650
Adjusted EBITDA Margin	52%	44%	55%	63%	48%	44%

Adjusted Net Income Reconciliation

(Dollars in thousands except per share amounts)	2Q 2026	1Q 2026	4Q25	3Q 2025	2Q 2025
Net income	$121,853	$246,761	$214,969	$266,824	$70,726
Fair value adjustments, net	—	—	—	—	(4)
Foreign exchange loss (gain)(1)	6,524	(2,600)	1,563	11,831	28,072
(Gain) loss on sale of assets	19	25	282	113	117
RMC bankruptcy distribution	—	—	—	—	(37)
(Gain) loss on debt extinguishment	320	1,554	107	6	—
Transaction and integration costs	3,954	19,910	14,248	451	2,823
Kensington royalty settlement	—	—	1	—	28
Obligor Exchange	2,464	—	—	—	—
Wharf property damage proceeds	(10,000)	—	—	—	—
Wage and hour litigation settlement	47	(517)	61	6,998	—
Mexico arbitration matter	46	95	57	743	1,740
Flow-through share premium	—	—	—	(111)	(112)
Interest income	(4,661)	(6,225)	—	—	—
Valuation allowance and tax effect of adjustments	2,041	(5,506)	(3,992)	(164,162)	(467)
Adjusted net income	$122,607	$253,497	$227,296	$122,693	$102,886

Adjusted net income per share - Basic	$0.12	$0.37	$0.36	$0.19	$0.16
Adjusted net income per share - Diluted	$0.12	$0.36	$0.35	$0.19	$0.16
(1) Includes the impact of foreign exchange rates on deferred tax balances of $10.4 million, $(1.7) million, $5.9 million, $9.8 million, and $28.3 million for the three months ended June 30 and March 31, 2026 and three months end December 31 September 30, and June 30 2025, respectively.

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	2Q 2026	1Q 2026	4Q 2025	3Q 2025	2Q 2025
Cash flow from operations	$513,232	$340,836	$374,587	$237,706	$206,951
Capital expenditures	125,709	74,079	61,319	49,034	60,807
Free cash flow	$387,523	$266,757	$313,268	$188,672	$146,144

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	2Q 2026	1Q 2026	4Q 2025	3Q 2025	2Q 2025
Cash provided by operating activities	$513,232	$340,836	$374,587	$237,706	$206,951
Changes in operating assets and liabilities:
Receivables	(17,890)	4,733	(1,265)	7,132	4,766
Prepaid expenses and other	22,944	427	4,366	7,489	(2,424)
Inventories	24,463	26,803	24,314	5,011	14,125
Accounts payable and accrued liabilities	(29,441)	71,951	(84,436)	(18,636)	(61,845)
Operating cash flow before changes in working capital	$513,308	$444,750	$317,566	$238,702	$161,573

Net Debt and Leverage Ratio

(Dollars in thousands)	2Q 2026	1Q 2026	4Q 2025	3Q 2025	2Q 2025
Total debt	$705,291	$761,376	$340,533	$363,516	$380,722
Cash and cash equivalents	(1,052,274)	(843,169)	(553,597)	(266,342)	(111,646)
Net debt	$(346,983)	$(81,793)	$(213,064)	$97,174	$269,076

Net debt	$(346,983)	$(81,793)	$(213,064)	$97,174	$269,076
Last Twelve Months Adjusted EBITDA	$1,643,246	$1,378,779	$1,025,772	$717,653	$578,082
Leverage ratio	(0.2)	(0.1)	(0.2)	0.1	0.5

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2026

In thousands (except metal sales, per ounce or per pound amounts)	New Afton (1)	Rainy River (2)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$159,103	$351,100	$74,719	$67,371	$72,598	$56,400	$23,074	$934	$805,299
Amortization	(106,377)	(79,357)	(39,626)	(6,086)	(13,691)	(8,220)	(1,261)	(934)	(255,552)
Costs applicable to sales	$52,726	$271,743	$35,093	$61,285	$58,907	$48,180	$21,813	$—	$549,747
Inventory Adjustments	(337)	(12)	(468)	15	(747)	(73)	(217)		(1,839)
By-product credit	(1,804)	(10,196)	—	—	—	(16)	(1,096)	—	(13,112)
Adjusted costs applicable to sales	$50,585	$261,535	$34,625	$61,300	$58,160	$48,091	$20,500	$—	$534,796

Metal Sales
Gold ounces	13,832	69,050	16,459	19,907	11,748	20,700	16,181	—	167,877
Silver ounces	29,261	189,824	1,565,096	1,483,118	1,235,420	—	15,544	—	4,518,263
Copper pounds	11,287,253								11,287,253

Revenue Split
Gold	48%	100%	40%	33%	37%	100%	100%
Silver			60%	67%	63%
Copper	52%

Adjusted costs applicable to sales
Gold ($/oz)	$1,766	$3,788	$841	$1,016	$1,832	$2,323	$1,267		$2,442
Silver ($/oz)			$13.27	$27.69	$29.66			$—	$22.99
Copper ($/lb)	$2.33							$—	$2.33
(1) Includes the impact of the preliminary purchase price allocation ascribed to Inventory of $(0.5) million.
(2) Includes the impact of the preliminary purchase price allocation ascribed to Inventory of $141 million.

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2026

In thousands (except metal sales, per ounce or per pound amounts)	New Afton (1)	Rainy River (2)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$50,453	$109,133	$66,777	$58,037	$69,826	$56,482	$17,917	$956	$429,581
Amortization	(14,214)	(16,689)	(35,319)	(6,789)	(16,043)	(8,669)	(893)	(956)	(99,572)
Costs applicable to sales	$36,239	$92,444	$31,458	$51,248	$53,783	$47,813	$17,024	$—	$330,009
Inventory Adjustments	—	—	(244)	(105)	(681)	(75)	(22)		(1,127)
By-product credit	(556)	(2,203)	—	—	—	22	(1,250)	—	(3,987)
Adjusted costs applicable to sales	$35,683	$90,241	$31,214	$51,143	$53,102	$47,760	$15,752	$—	$324,895

Metal Sales
Gold ounces	3,906	21,407	14,898	22,935	14,090	21,267	9,917	—	108,420
Silver ounces	9,132	31,990	1,460,512	1,468,463	1,386,919	—	14,540	—	4,371,556
Copper pounds	3,385,075								3,385,075

Revenue Split
Gold	49%	100%	37%	34%	38%	100%	100%
Silver			63%	66%	62%
Copper	51%

Adjusted costs applicable to sales
Gold ($/oz)	$4,488	$4,215	$775	$758	$1,432	$2,246	$1,588		$2,032
Silver ($/oz)			$13.46	$22.99	$23.74			$—	$20.01
Copper ($/lb)	$5.36							$—	$5.36
(1) Includes the impact of the preliminary purchase price allocation ascribed to Inventory of $21 million.
(2) Includes the impact of the preliminary purchase price allocation ascribed to Inventory of $65 million.
Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2025

In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas (1)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$65,377	$56,553	$79,791	$55,272	$31,745	$1,040	$289,778
Amortization	(31,995)	(8,312)	(19,127)	(11,167)	(1,774)	(1,040)	(73,415)
Costs applicable to sales	$33,382	$48,241	$60,664	$44,105	$29,971	$—	$216,363
Inventory Adjustments	(131)	(242)	(861)	(115)	(123)	—	(1,472)
By-product credit	—	—	—	18	(1,478)	—	(1,460)
Adjusted costs applicable to sales	$33,251	$47,999	$59,803	$44,008	$28,370	$—	$213,431

Metal Sales
Gold ounces	14,819	24,378	18,044	28,715	25,318	—	111,274
Silver ounces	1,367,427	1,508,856	1,700,956		27,370	—	4,604,609
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	45%	43%	44%	100%	100%
Silver	55%	57%	56%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,010	$847	$1,458	$1,533	$1,121		$1,207
Silver ($/oz)	$13.37	$18.13	$19.69			$—	$17.29
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—
(1) Includes the impact of the preliminary purchase price allocation ascribed to Inventory of $3 million.

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2025

In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas (1)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$99,012	$61,125	$70,487	$57,144	$32,689	$989	$321,446
Amortization	(30,908)	(10,115)	(18,501)	(10,435)	(1,762)	(989)	(72,710)
Costs applicable to sales	$68,104	$51,010	$51,986	$46,709	$30,927	$—	$248,736
Inventory Adjustments	(36)	(358)	(473)	(272)	(23)	—	(1,162)
By-product credit	—	—	—	41	(846)	—	(805)
Adjusted costs applicable to sales	$68,068	$50,652	$51,513	$46,478	$30,058	$—	$246,769

Metal Sales
Gold ounces	17,800	26,850	13,975	28,011	27,859	—	114,495
Silver ounces	1,674,770	1,633,196	1,656,336	—	21,650	—	4,985,952
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	48%	47%	43%	100%	100%
Silver	52%	53%	57%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,836	$887	$1,585	$1,659	$1,079		$1,355
Silver ($/oz)	$21.13	$16.44	$17.73			$—	$18.45
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—
(1) Includes the impact of the preliminary purchase price allocation ascribed to Inventory of $33.4 million.

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2025

In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas (1)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$80,122	$58,109	$64,676	$56,304	$30,542	$928	$290,681
Amortization	(22,375)	(9,406)	(16,748)	(10,221)	(1,549)	(928)	(61,227)
Costs applicable to sales	$57,747	$48,703	$47,928	$46,083	$28,993	$—	$229,454
Inventory Adjustments	(523)	(147)	(489)	(222)	(191)	—	(1,572)
By-product credit	—	—	—	(41)	(1,188)	—	(1,229)
Adjusted costs applicable to sales	$57,224	$48,556	$47,439	$45,820	$27,614	$—	$226,653

Metal Sales
Gold ounces	16,025	26,782	13,881	26,751	23,509	—	106,948
Silver ounces	1,479,410	1,720,383	1,437,811	—	34,916	—	4,672,520
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	52%	49%	49%	100%	100%
Silver	48%	51%	51%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,857	$888	$1,675	$1,713	$1,175		$1,405
Silver ($/oz)	$18.57	$14.39	$16.83			$—	$16.48
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—
(1) Includes the impact of the preliminary purchase price allocation ascribed to Inventory of $29.7 million.

Reconciliation of Costs Applicable to Sales for Updated 2026 Guidance

In thousands (except metal sales and per ounce amounts)	New Afton(1)	Rainy River(2)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$669,740	$1,057,220	$287,680	$264,180	$394,840	$249,030	$132,130
Amortization	(487,430)	(323,920)	(151,870)	(27,110)	(93,460)	(42,660)	(6,450)
Costs applicable to sales	$182,310	$733,300	$135,810	$237,070	$301,380	$206,370	$125,680
By-product credit	(7,520)	(35,620)					(6,580)
Adjusted costs applicable to sales	$174,790	$697,680	$135,810	$237,070	$301,380	$206,370	$119,100

Metal Sales
Gold ounces	55,000	240,640	60,950	98,680	81,720	104,000	87,380
Silver ounces	122,610	750,230	5,994,630	6,380,890	6,704,770		99,410
Copper pounds	45,000,000

Revenue Split
Gold	46%	100%	39%	37%	43%	100%	100%
Silver			61%	63%	57%
Copper	54%

Adjusted costs applicable to sales
Gold ($/oz)	$1,300 - $1,600	$2,700 - $3,000	$750 - $950	$700 - $900	$1,350 - $1,550	$1,750 - $1,950	$1,400 - $1,600
Silver ($/oz)			$12.50 - $14.50	$21.50 - $23.50	$23.00 - $25.00
Copper ($/lb)	$2.00 - $2.30
(1) Includes the impact of the preliminary purchase price allocation ascribed to Inventory of $20 million.
(2) Includes the impact of the preliminary purchase price allocation ascribed to Inventory of $244 million.

Reconciliation of Costs Applicable to Sales for Previous 2026 Guidance

In thousands (except metal sales and per ounce amounts)	New Afton(1)	Rainy River(2)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$723,147	$930,884	$397,764	$161,390	$365,418	$233,583	$142,683
Amortization	(557,321)	(309,164)	(174,548)	(36,491)	(88,753)	(41,722)	(8,965)
Costs applicable to sales	$165,826	$621,720	$223,216	$124,899	$276,665	$191,861	$133,718
By-product credit	(14,325)	(26,950)	—	—	—	—	(6,132)
Adjusted costs applicable to sales	$151,501	$594,770	$223,216	$124,899	$276,665	$191,861	$127,586

Metal Sales
Gold ounces	70,071	267,315	59,521	100,000	81,143	105,137	86,868
Silver ounces	187,153	664,427	5,934,277	6,796,223	7,136,315		79,401
Copper pounds	57,921,066

Revenue Split
Gold	53%	100%	34%	37%	40%	100%	100%
Silver			66%	63%	60%
Copper	47%

Adjusted costs applicable to sales
Gold ($/oz)	$1,000-$1,200	$2,150 - $2,350	$750 - $950	$700 - $900	$1,350 - $1,550	$1,750 - $1,950	$1,400 - $1,600
Silver ($/oz)			$12.50 - $14.50	$21.50 - $23.50	$23.00 - $23.50
Copper ($/lb)	$1.20 - $1.35
(1) Includes the impact of the preliminary purchase price allocation ascribed to Inventory of $21 million.
(2) Includes the impact of the preliminary purchase price allocation ascribed to Inventory of $180 million.